SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 1
                                  ON FORM S-8
                                      TO
                                   FORM S-4*

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                          COMPAQ COMPUTER CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                   76-0011617
(State or Other Jurisdiction of                   (IRS Employer
 Incorporation or Organization)                 Identification No.)

             20555 S.H. 249
             Houston, Texas                             77070
(Address of Principal Executive Offices)             (Zip Code)



              Compaq Computer Corporation 1998 Stock Option Plan
 Compaq Computer Corporation 1998 Former Non-Employee Replacement Option Plan
                           (Full Title of the Plan)


                               Earl L. Mason
              Senior Vice President and Chief Financial Officer
                          Compaq Computer Corporation
                                20555 S.H. 249
                             Houston, Texas 77070
                    (Name and Address of Agent for Service)

                                (281) 370-0670
         (Telephone Number, Including Area Code, of Agent for Service)



*See Explanatory Note following this cover page.

                               EXPLANATORY NOTE


     Compaq Computer Corporation hereby amends its Registration Statement on Form S-4 (File No. 333-51903) by filing this Post-Effective Amendment No. 1 on Form S-8 with respect to 39,684,711 shares of its Common Stock, $.01 par value. Such shares are issuable upon exercise of certain options granted by Compaq on June 11, 1998. Compaq issued those options in substitution for all outstanding and unexercised options to purchase shares of common stock of Digital Equipment Corporation ("DEC") as part of Compaq's acquisition of DEC.
A portion of the shares registered hereby (39,184,711 shares) will be issued under Compaq's 1998 Stock Option Plan and the remaining 500,000 shares will be issued under Compaq's 1998 Former Non-Employee Replacement Option Plan. The amount of shares registered hereby includes such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plans.


                                    PART II

              Information Required in the Registration Statement


Item 3. Incorporation of Documents By Reference

     The following documents have been previously filed with the SEC and are incorporated by reference into this Registration Statement:

1.   Compaq's Annual Report on Form 10-K for the year ended December 31, 1997;

2.   Compaq's Quarterly Report on Form 10-Q for the quarter ended March 31,
     1998;

3. Compaq's Current Reports on Form 8-K dated January 21, 1998, January 25, 1998 (2), March 6, 1998, April 15, 1998, June 3, 1998 and June 11, 1998;
     and

4. The description of the Compaq's common stock contained in Compaq's Registration Statement on Form 8-A.

     Compaq is also incorporating by reference additional documents that we may file with the SEC between the date of the Prospectus to which this Registration Statement relates and the date of the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Copies of the documents incorporated by reference above may be obtained from Compaq without charge, except the exhibits (unless we have specifically incorporated by reference an exhibit in this Prospectus), by writing to:

          Compaq Computer Corporation
          20555 SH 249
          Houston, Texas 77070
          Telephone: (800) 433-2391
          Attention:  Investor Relations

Item 6.      Indemnification of Directors and Officers.

          Exculpation. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful payment of dividends, or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

     Compaq's Restated Certificate of Incorporation limits the personal liability of a director to Compaq and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Indemnification. Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Compaq's Bylaws provide for indemnification of directors and officers of Compaq against liability they may incur in their capacities as such to the fullest extent permitted by the DGCL.

     Insurance. Compaq has in effect directors' and officers' liability insurance with a limit of $100 million and and fiduciary liability insurance with a limit of $25 million. The fiduciary liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

Item. 8  Exhibits

Exhibit No.
-----------


4(a)     Compaq Computer Corporation 1998 Stock Option Plan.
4(b)     Compaq Computer Corporation 1998 Former Employee Replacement Option
         Plan.
5 Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered. (1)

23(a)    Consent of Price Waterhouse LLP, Independent Accountants.

23(b)    Consent of Davis Polk & Wardwell. (1)

24.1     Powers of Attorney. (1)

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-51903) and incorporated herein by reference.

Item 9.  Undertakings.

     Compaq  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions described in Item 15 above, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and the State of Texas, on this 11th day of June, 1998.

                                      COMPAQ COMPUTER CORPORATION


                                      By: /s/ J. David Cabello
                                      -----------------------------
                                      J. David Cabello, Senior Vice
                                      President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.


Signature                   Title                                  Date
---------                   -----                                  ----


/s/ *Eckhard  Pfeiffer      President,  Chief Executive Officer    June 11, 1998
----------------------      and Director (principal executive
(Eckhard  Pfeiffer)         officer)


/s/ *Earl L. Mason          Senior Vice President and Chief        June 11, 1998
------------------          Financial Officer (principal
(Earl L. Mason)             financial and accounting officer)


/s/ *Benjamin M. Rosen      Chairman of the Board of Directors     June 11, 1998
----------------------
(Benjamin M. Rosen)


/s/ *Lawrence T. Babbio     Director                               June 11, 1998
-----------------------
(Lawrence T. Babbio)


/s/ Frank P. Doyle          Director                               June 12, 1998
------------------
(Frank P. Doyle)


/s/ *Robert Ted Enloe III   Director                               June 11, 1998
-------------------------
(Robert Ted Enloe, III)


/s/ *George H. Heilmeier    Director                               June 11, 1998
------------------------
(George H. Heilmeier)


/s/ *Peter N. Larson        Director                               June 11, 1998
--------------------
(Peter N. Larson)


/s/ *Kenneth L. Lay         Director                               June 11, 1998
-------------------
(Kenneth L. Lay)


/s/ *Thomas J. Perkins      Director                               June 11, 1998
----------------------
(Thomas J. Perkins)


/s/ *Kenneth Roman          Director                               June 11, 1998
------------------
(Kenneth Roman)


/s/ *Lucille S. Salhany      Director                              June 11, 1998
-----------------------
(Lucille S. Salhany)




*By: /s/ J. David Cabello
    ----------------------------------
     J. David Cabello
     Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
-------

4(a)     Compaq Computer Corporation 1998 Stock Option Plan.

4(b)     Compaq Computer Corporation 1998 Former Employee Replacement Option
         Plan.

5 Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered. (1)

23(a)    Consent of Price Waterhouse LLP, Independent Accountants.

23(b)    Consent of Davis Polk & Wardwell. (1)

24.2     Powers of Attorney. (1)


 (1) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-51903) and incorporated herein by reference.